Exhibit 5.2

Execution Version

FIRST AMENDMENT TO STOCKHOLDER’S AGREEMENT

This FIRST AMENDMENT TO STOCKHOLDER’S AGREEMENT (this “Amendment”), is made and entered into as of November 19, 2015, by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and The Duchossois Group, Inc., an Illinois corporation (the “Stockholder”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Stockholder’s Agreement.

WHEREAS, the Company and Duchossois Industries, Inc., an Illinois corporation, entered into that certain Stockholder’s Agreement, dated as of September 8, 2000 (the “Stockholder’s Agreement”);

WHEREAS, the Stockholder and the Company have entered into a Stock Repurchase Agreement (the “Repurchase Agreement”), dated as of even date herewith, pursuant to which the Company is repurchasing from the Stockholder the number of Shares set forth therein, upon the terms and subject to the conditions set forth in the Repurchase Agreement; and

WHEREAS, in connection with their entry into the Repurchase Agreement, the Company and the Stockholder desire to amend the Stockholder’s Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, in the Stockholder’s Agreement and in the Repurchase Agreement and intending to be legally bound hereby, the parties hereto agree to modify the Stockholder’s Agreement as set forth below:

1. Parties to the Stockholder’s Agreement. The parties acknowledge that the Stockholder is formerly known as Duchossois Industries, Inc.

2. Amendment to Section 3(a). Notwithstanding anything to the contrary set forth in Section 3(a) of the Stockholder’s Agreement, the Agreement Period shall end on the date on which the Stockholder beneficially owns less than 5% of the then outstanding Voting Securities.

3. Amendment to Section 8. Notwithstanding anything to the contrary set forth in Section 8 of the Stockholder’s Agreement, the Stockholder shall be permitted to have at least one designee on the Board of Directors until the date on which the Stockholder beneficially owns less than 5% of the then outstanding Voting Securities.

4. Amendment to Section 14. The notice information set forth in Section 14 shall be amended and updated as follows:

(a) If to the Stockholder, to:

The Duchossois Group, Inc.

845 Larch Avenue

Elmhurst, Illinois 60126

Attention: General Counsel

Email: ereeves@duch.com

(b) If to the Company, to:

Churchill Downs Incorporated

600 N. Hurstbourne Parkway, Ste. 400

Louisville, Kentucky 40222

Attention: Genera Counsel

Email: alan.tse@kyderby.com

5. Confirmation of the Stockholder’s Agreement. The term “Agreement” or “Stockholder’s Agreement” as used in the Stockholder’s Agreement shall be deemed to refer to the Stockholder’s Agreement as amended by this Amendment. Except as amended or modified hereby, all terms, covenants and conditions of the Stockholder’s Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, .pdf or other electronics means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Churchill Downs Incorporated			The Duchossois Group, Inc.

By:	/s/ William C. Carstanjen		By:	/s/ Eric Reeves
	Name:	William C. Carstanjen		Name:	Eric Reeves
	Title:	Chief Executive Officer		Title:	Vice President and General Counsel